Exhibit 4

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

General

The Company’s authorized capital stock currently consists of:

-	30,000,000 shares of common stock, $0.01 par value per share; and

-	1,500,000 shares of preferred stock, $0.01 value per share, of which 200,000 shares have been designated as Series A Preferred Stock.

No shares of our preferred stock are currently outstanding. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “AHPI.”

Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) and our Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4 is a part. We encourage you to read our Certificate, Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Each share of our common stock has the same relative rights and is identical in all respects with each other share of our common stock.

Subject to any prior rights of the holders of any preferred or other stock of the Company then outstanding, holders of our common stock are entitled to receive such dividends as are declared by the board of directors of the Company out of funds legally available for dividends.

Each share of common stock is entitled to one vote.

Subject to any prior rights of the holders of any of our preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of shares of our common stock will be entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Company common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by the Company, nor do they have cumulative voting rights.